EXHIBIT 9.1

June 3, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Lighthouse Life Capital, LLC under Item 4 of its Form 1-U dated May 19, 2025. We agree with the statements concerning our Firm in such Form 1-U; we are not in a position to agree or disagree with other statements of Lighthouse Life Capital, LLC contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp